EXHIBIT 10(b)
CAMPBELL SOUP COMPANY
SUPPLEMENTAL SEVERANCE PAY PLAN FOR
EXEMPT SALARIED EMPLOYEES
(as amended and restated effective January 1, 2006)
     Campbell Soup Company established the Campbell Soup Company Supplemental Severance Pay Policy for Exempt Salaried Employees in 1995 primarily to assist former U.S. Exempt Salaried Employees while seeking other employment. The Supplemental Severance Plan is intended to be and will be administered in coordination with the Campbell Soup Company Severance Pay Plan for Salaried Employees, as amended and restated effective January 1, 2006 (the “Severance Plan”).
I.	PURPOSE
1.1	The purpose of the Campbell Soup Company Supplemental Severance Pay Policy for Exempt Salaried Employees (the “Supplemental Severance Plan”) is: (a) to set forth the terms and circumstances under which U. S. Salaried Employees of the Company whose employment is terminated may be eligible for severance benefits; and (b) to set forth the terms under which eligible Exempt Salaried Employees will be provided with severance benefits.

This Supplemental Severance Plan, along with the Severance Plan, supersedes and replaces all prior policies or plans regarding severance benefits, except for severance policies, plans or agreements that are effective in the event of a change in control of the Company.
II.	DEFINITIONS
2.1	“Company” means Campbell Soup Company and all wholly-owned U.S. subsidiaries and affiliates, unless the Chief Executive Officer of Campbell Soup Company has excluded such subsidiary or affiliate from participating in the Supplemental Severance Plan.

2.2	“Compensation Limit” means the indexed compensation limit set forth in section 401(a)(17) of the Internal Revenue Code, which for calendar year 2006 is $220,000.

2.3	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.4	“Exempt Salaried Employee” means an individual (a) who is employed by the Company, (b) in a regular exempt salaried full-time or part-time position regularly scheduled to work 20 hours or more per week, and (c) who receives a regular and stated compensation other than a pension, retainer or fees for consulting services rendered.

Exempt Salaried Employee shall not include an employee who is classified as a temporary employee, or who is classified as a non-exempt salaried employee, or who is paid on an hourly basis, or who is a member of a bargaining unit, or whose employment by the Company is covered by a written employment contract. In addition, Exempt Salaried Employee shall not include individuals who are contract employees or who have represented themselves to be independent contractors, or persons who the Company does not consider to be employees or other similarly situated individuals regardless of whether the individual is a common law employee of the Company. Notwithstanding anything herein to the contrary, the term “Exempt Salaried Employee” shall not include any person who is not so recorded on the payroll records of the Company, including any such person who is subsequently reclassified by a court of law or a regulatory body as a common law employee of such Company.

2.5	“Key Employee” means those Exempt Salaried Employees who satisfy the definition of “specified employee” as set forth in section 409A of the Internal Revenue Code and who are determined to be such, from time to time, by the Plan Administrator.

2.6	“Plan Administrator” means the chief Human Resources executive of Campbell Soup Company.

2.7	“Severance Plan” means the Campbell Soup Company Severance Pay Plan for Salaried Employees, as amended and restated, effective January 1, 2006.

2.8	“Supplemental Severance Plan” means the Campbell Soup Company Supplemental Severance Pay Plan for Exempt Salaried Employees, as amended and restated, effective January 1, 2006.

2.9	“Weekly Salary Rate” means the Exempt Salaried Employee’s annual base salary at the time of termination, excluding overtime pay, bonus or incentive payments, or other allowances, divided by 52 weeks.

2.10	“Years of Service” means the total number of years of continuous employment rendered as a regular employee of the Company and all its wholly-owned subsidiaries and affiliates since the employee’s most recent date of hire. Years of Service shall be full years; in the final year of employment, service of six full months or more will be counted as one year.

In addition to service with the Company, continuous years of employment with an enterprise, the assets or stock of which is acquired by the Company, shall be counted as years of service with the Company, unless Campbell Soup Company excludes such prior service with the acquired enterprise.

III.	ELIGIBILITY FOR SEVERANCE PAY
3.1	Eligible Terminations.
(a)	General. An Exempt Salaried Employee whose separation from employment by the Company due to one of the following events shall be eligible for severance pay: (1) economic or organizational changes resulting in job elimination or consolidation; or (2) reduction in work force; provided such Exempt Salaried Employee executes a release of claims as set forth in Article VI herein.

(b)	Specific Events. If any part, unit or function of the Company is divested, outsourced, closed, or relocated to a different geographical area, the determination of which shall be within the Company’s sole discretion, Exempt Salaried Employees working in such part, unit or function of the Company who are terminated by the Company as a direct result of the divestiture, outsourcing, closing or relocation shall be eligible for severance pay; provided such Exempt Salaried Employee executes a release of claims as set forth in Article VI herein. Eligibility for severance pay will be forfeited if an Exempt Salaried Employee resigns voluntarily prior to the termination date selected by the Company.

(c)	Exceptions. Notwithstanding anything in the Supplemental Severance Plan to the contrary, an Exempt Salaried Employee who experiences an otherwise eligible termination will not be provided with severance pay if such Exempt Salaried Employee: (1) continues employment with or is hired by the buyer, the Company or the third party outsourcing firm in accordance with the terms of the applicable purchase and sale agreement, in the case of a buyer, or the terms of the applicable outsourcing contract, in the case of a third party outsourcing firm; or (2) is offered, but elects not to accept, a position of employment with the buyer, the Company or the third party outsourcing firm, in the same geographical area at the same or equivalent grade level (the determination of which shall be in the Company’s sole discretion), except as the Company may determine otherwise.

In addition, an Exempt Salaried Employee whose resignation is requested, or who is terminated by the Company for unsatisfactory job performance as determined by the Company, shall not be eligible for severance pay under the Supplemental Severance Plan, except as the Company in its sole discretion may determine otherwise.

Notwithstanding anything herein to the contrary, an Exempt Salaried Employee who is terminated from his/her position through Company-

initiated action shall not be eligible to receive severance pay under the Supplemental Severance Plan if the Exempt Salaried Employee refuses to accept another position of employment with the Company in the same geographical area at or above such Exempt Salaried Employee’s current grade level (as determined by the Company in its sole discretion), except as the Company may determine otherwise.
3.2	Ineligible Terminations. Exempt Salaried Employees whose separation from employment is due to one of the following events shall not be eligible for severance pay under the Supplemental Severance Plan: (a) resignation; (b) retirement; (c) termination for cause, as determined by the Company in its sole discretion; (d) violation of a Company policy which provides that violation may result in disciplinary action including termination; (e) death; (f) disability; (g) failure to return at the end of an approved leave of absence (including medical leave of absence); (h) job abandonment; (i) termination as a result of causes beyond the control of the Company; or (j) a change in ownership of an entity, facility, or business unit of the Company or a change in control of the Company.
IV.	SEVERANCE FORMULA
4.1	Calculation of Payments. The Severance Plan shall pay base severance up to the Compensation Limit only. If an Exempt Salaried Employee’s Years of Service make him eligible to receive a severance payment that is more than the base severance or if the imposition of the Compensation Limit results in a reduction of the amount of base severance to be paid under the Severance Plan, then the excess shall be paid by the Supplemental Severance Plan; provided, however, that an Exempt Salaried Employee’s combined severance from the Severance Plan and the Supplemental Severance Plan shall not exceed the severance maximum set forth in Section 4.2 below.

All severance payments shall be calculated based upon the Exempt Salaried Employee’s Weekly Salary Rate. Severance payments under the Supplemental Severance Plan shall be determined on the basis of an Exempt Salaried Employee’s grade level on the date of employment termination and calculated as follows:

Grade Level	Severance Formula
10-40	Supplemental Severance: 1 week of pay for each Year of Service through fifteen Years of Service, and two weeks of pay for each Year of Service in excess of fifteen Years of Service
42-44	Supplemental Severance: 1 week of pay for each Year of Service through fifteen Years of Service, and two weeks of pay for each Year of Service in excess of fifteen Years of Service
46-48	Supplemental Severance: 26 weeks of pay, plus 1 week of pay for each Year of Service through fifteen Years of Service, and two weeks of pay for each Year of Service in excess of fifteen Years of Service
50 and above	Supplemental Severance: 78 weeks of pay

4.2	Coordination with the Severance Plan and Maximum Severance Payment. The above payment schedule notwithstanding, the total maximum severance payment to any Exempt Salaried Employee under the Severance Plan and the Supplemental Severance Plan shall be limited to the following:

Grade Level	Severance Maximum
10-40	12 months of pay
42-44	18 months of pay
46-48	18 months of pay
50 and above	24 months of pay
V.	RELEASE OF CLAIMS
5.1	In order to receive severance pay or other benefits under the Supplemental Severance Plan, Exempt Salaried Employees who experience an eligible termination and become eligible for severance pay must execute a Severance Agreement and General Release satisfactory to the Company.
VI.	TIMING OF SEVERANCE PAY AND OTHER BENEFITS
6.1	Timing of Severance Payments. Severance pay shall be paid in installments according to the Exempt Salaried Employee’s regular payroll schedule; provided, however, that no severance pay under the Supplemental Severance Plan shall commence unless severance payments from the Severance Plan have ceased. In addition, for Exempt Salaried Employees who are Key Employees, severance payments under the Supplemental Severance Plan shall commence six months after the Key Employee’s separation from service date.
6.2	Other Benefits.
(a)	Ongoing Benefits.
(1)	Pension Plan. Eligibility for pension benefits when an Exempt Salaried Employee begins to receive severance payments shall not preclude eligibility for severance payments nor may one be offset against the other.

(2)	Savings and Thrift Plans. To the extent that an Exempt Salaried Employee is otherwise eligible, vesting in any Company contributions in the Campbell Soup Company Savings Plus Plan for Salaried Employees (the “Savings Plan”) or any similar Company-sponsored qualified savings plan will continue for the period of the severance payments. Former Exempt Salaried

Employees shall not be able to make contributions to the Savings Plan or any similar Company-sponsored qualified savings plan nor be eligible for matching contributions after their termination date.

(3)	Medical and Life Insurance. Participation in the Campbell Soup Company group life insurance and medical plans will continue until the end of the severance payment period or until the recipient is eligible for benefit coverage from another employer, whichever occurs first. Deductions for continuing Company benefits will be made from the severance payments. The recipient shall be deemed to be an employee solely for the limited purpose of participation in the above-named benefit plans.
(b)	Terminated Benefits. An Exempt Salaried Employee’s eligibility for and participation in Campbell Soup Company’s short-term and long-term disability plans, salary continuation plan, business travel and accident insurance, supplemental accident insurance, and all other benefit programs, cease according to the terms of the respective plans. The coordination of severance payments with benefits provided by an applicable short-term or long-term disability plan will be in accordance with the terms of such plans. Participation in future Campbell Soup Company stock option awards, restricted stock grants and Campbell Soup Company-sponsored long term incentive programs shall cease upon termination of employment. The vesting of any awards granted prior to an Exempt Salaried Employee’s termination shall be subject to the terms and conditions of the applicable the long term incentive program under which such award was issued.
VII.	REHIRING
7.1	Rehire During Severance Pay Period. If a terminated Exempt Salaried Employee is rehired by the Company during the period in which severance payments are being made, severance payments shall cease.

7.2	Rehire After Severance Pay Period. If a terminated Exempt Salaried Employee is rehired by the Company after the receipt of all severance payments due under the Supplemental Severance Plan, no repayment of previously paid severance shall be required.

7.3	Effect of Rehire Upon Future Severance Payments. Years of Service shall not be counted twice in the career of any Exempt Salaried Employee for Supplemental Severance Plan purposes if a terminated Exempt Salaried Employee is rehired by the Company after the receipt of all severance payments due under the

Supplemental Severance Plan. Thus, if an Exempt Salaried Employee is rehired after receiving all severance payments due under the Supplemental Severance Plan or a predecessor plan or policy, Years of Service shall be counted from such Exempt Salaried Employee’s most recent date of rehire for the purposes of calculating severance pay in the event of a subsequent eligible termination of such Exempt Salaried Employee. If, however, an Exempt Salaried Employee is rehired during his or her severance pay period prior to the payment of all severance payments due under the Supplemental Severance Plan, his or her Years of Service shall be restored to such rehired Exempt Salaried Employee for the purposes of calculating future severance pay, if otherwise eligible under the terms of the Supplemental Severance Plan.
VIII.	ADMINISTRATION
8.1	Plan Administrator. The Plan Administrator has full and exclusive authority to construe, interpret, and administer, in his or her sole discretion, any and all provisions of the Supplemental Severance Plan. The Plan Administrator has full and exclusive authority to consider and decide, in his or her sole discretion, all questions (of fact or otherwise) in connection with the administration of the Plan and any claim arising under the Supplemental Severance Plan. Decisions or actions of the Plan Administrator with regard to the Supplemental Severance Plan are conclusive and binding. The Plan Administrator may maintain such procedures and records as he or she deems necessary or appropriate. The Plan Administrator may delegate his or her powers.

8.2	Claims Procedure.
(a)	Generally, Exempt Salaried Employees need not file a claim to receive benefits under the Supplemental Severance Plan. If, however, severance benefits are denied, a person making the claim for severance benefits (the “Claimant”) may appeal by filing a written notice of appeal with the Plan Administrator or his or her delegate within sixty (60) days after the determination date or, if later, within sixty (60) days after the receipt of a written notice denying the claim. To the extent the Plan Administrator has delegated review authority, the delegate shall possess the authority necessary to construe, interpret, and administer the Supplemental Severance Plan, including the authority to consider and decide all questions (of fact or otherwise) in connection with claims arising under the Supplemental Severance Plan. The Plan Administrator or his or her delegate will conduct a full and fair review, which will provide for the Claimant’s right:
(1)	to be represented by an individual whom the Company determines has been properly authorized to act on Claimant’s behalf;

(2)	to present written comments, documents, records, and any other information relating to the Claimant’s claim for benefits under the Supplemental Severance Plan;

(3)	to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits; and

(4)	to have all comments, documents, records, and other information submitted by the Claimant relating to the claim reviewed.
(b)	The Plan Administrator or the delegate’s decision will be rendered no more than sixty (60) days after the request for review, except that such period may be extended for an additional sixty (60) days if the Plan Administrator determines that circumstances require such extension.

(c)	The Plan Administrator, or the delegate, will promptly provide a Claimant with a written decision in a manner calculated to be understood by the Claimant setting forth:
(1)	findings of fact;

(2)	the specific reason or reasons for the denial;

(3)	specific reference to pertinent Supplemental Severance Plan provisions on which the denial is based; and

(4)	a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits.
8.3	Exhaustion of Remedies; Limitation Period. A Claimant must follow the claims and appeal procedures described in Section 8.2 of the Supplemental Severance Plan before taking action in any other forum regarding a claim for benefits under the Supplemental Severance Plan. Any suit or legal action initiated by a Claimant under the Supplemental Severance Plan must be brought no later than one year following a final decision on the claim by the Plan Administrator. This one-year limitation period on suits for benefits applies in any forum where a Claimant initiates such suit or legal action.
IX.	AMENDMENT AND TERMINATION
9.1	Campbell Soup Company reserves the right to amend, modify, suspend, or terminate the Supplemental Severance Plan in any respect, at any time, and without notice. Such amendment may include, without limitation, discontinuing payments to Exempt Salaried Employees. Campbell Soup Company may delegate its authority to make certain amendments to the Supplemental Severance Plan to the chief Human Resources executive of Campbell Soup Company;

however, such amendment authority shall be limited to amendments that do not increase the benefits available under the Supplemental Severance Plan, unless otherwise required by law, or substantially change the form of benefits provided under the Supplemental Severance Plan. Notwithstanding the foregoing, no amendment shall have the effect of modifying or reducing severance payments that have commenced to former Exempt Salaried Employees who have been terminated before the adoption of such amendment.
X.	GENERAL PROVISIONS
10.1	Participant’s Rights Unsecured and Unfunded. The Supplemental Severance Plan at all times will be entirely unfunded. No assets of the Company will be segregated or earmarked to represent the liability for benefits under the Supplemental Severance Plan. The right of an Exempt Salaried Employee to receive a payment under the Supplemental Severance Plan will be an unsecured claim against the general assets of the Company. All payments under the Supplemental Severance Plan will be made from the general assets of the Company. Notwithstanding anything in this Supplemental Severance Plan, no Exempt Salaried Employee, or any other person, may acquire by reason of the Supplemental Severance Plan any right in or title to any assets, funds, or property of the Company.

10.2	No Enlargement of Employee Rights. Neither the establishment of the Supplemental Severance Plan nor any action of the Company or any other person or entity may be held or construed to confer upon any person any legal right to continue employment with the Company. In this regard, the Company expressly reserves the right to discharge any Exempt Salaried Employee, at any time, for any reason, in its sole discretion and judgment.

10.3	Non-Alienation. Except as set forth in Section 6.2(a)(3) of the Supplemental Severance Plan, no interest of any person or entity in, or right to receive a benefit or distribution under, the Supplemental Severance Plan may be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind. Nor may such interest to receive a distribution be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

Notwithstanding the foregoing, the Company shall have the unrestricted right and power to set off against, or recover out of any severance payments, any amounts owed or which become owed, to the Company by the Exempt Salaried Employee to the extent permitted by law.

10.4	Applicable Law. The Supplemental Severance Plan will be construed and administered in accordance with New Jersey law without regard to conflict of laws.

10.5	Taxes. The Company will withhold from any payments made pursuant to the Supplemental Severance Plan such amounts as may be required by federal, state, or local law, as applicable.

10.6	Drafting Errors. If, due to errors in drafting, any Supplemental Severance Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined solely by Campbell Soup Company, the provision will be considered ambiguous and will be interpreted by Campbell Soup Company in a fashion consistent with its intent, as determined solely by Campbell Soup Company. The Chief Executive Officer of Campbell Soup Company or his delegate may amend the Supplemental Severance Plan retroactively to cure any such ambiguity.

10.7	Excess Payments. If the Weekly Salary Rate, Years of Service, or any other relevant fact relating to the determination of the Supplemental Severance Plan benefit is found to have been misstated or mistaken for any reason (fact or law), the Supplemental Severance Plan benefit payable will be the Supplemental Severance Plan benefit that would have been provided on the basis of the correct information. Any excess payments due to such misstatement or mistake will be refunded to the Company or withheld by the Company from any further amounts otherwise payable under the Supplemental Severance Plan.

10.8	Impact on Other Benefits. Amounts paid under the Supplemental Severance Plan will not be included in an Exempt Salaried Employee’s compensation for purposes of calculating benefits under any other plan, program, or arrangement sponsored by the Company, unless such plan, program, or arrangement expressly provides that amounts paid under the Supplemental Severance Plan will be included.

10.9	Usage of Terms and Headings. Words in the masculine gender include the feminine, and vice versa, unless qualified by the context. Words used in the singular include the plural, and vice versa, unless qualified by the context. Any headings are included for ease of reference only, and are not to be construed to alter the terms of the Supplemental Severance Plan.

10.10	Effective Date. The Supplemental Severance Plan is effective on January 1, 2006.